2003NJ403(B)

40

EMPLOYER:                                   [EMPLOYER OR TRUST]

PARTICIPANT NAME:                           [JOHN DOE]

CONTRACT DATE:                              [JANUARY 1, 2003]

CERTIFICATE NUMBER:                         [123456789]

--------------------------------------------------------------------------------

             FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CERTIFICATE

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                                  ("EQUITABLE")

             [1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104]

       Processing Office: Individual Annuity Center, P.O. Box 2996, G.P.O.
                          New York, New York 10116-2996

In this Certificate, "we", "our" and "us" mean Equitable. "You" and "your" mean the Participant.

This is the Certificate that is provided to you under the Contract and it describes your rights under the Contract subject to the terms and conditions of your Plan.

The Employer has adopted a Plan designed to meet the requirements of Section 403(b) of the Internal Revenue Code and if applicable, provisions of the Employee Retirement Income Securities Act (ERISA). The Contract was issued to the Employer as a funding vehicle for the Plan. The Contract is the entire agreement between the Employer and us.

This Certificate summarizes the terms of the Contract and does not alter or void its terms. Unless otherwise expressly stated, in the event that a conflict arises between the Contract and Certificate, the Contract will govern.

TEN DAYS TO CANCEL - Not later than ten days after you receive this Certificate, you may cancel your participation under the Contract by returning this Certificate to us. We will refund any Contribution made to us [certain states require that we return the Contribution plus or minus any investment gain or loss that applies to the Variable Investment Options from the date such Contribution was allocated to such Variable Investment Option to the date of cancellation]. Funds contributed by the Employer will be returned to the Employer.



/s/ Christopher M. Condron                  /s/ Pauline Sherman
------------------------------------        -----------------------------------
Christopher M. Condron                      Pauline Sherman
President and Chief Executive Officer       Senior Vice President,
                                            Secretary and Associate
                                            General Counsel

THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE INVESTMENT OPTIONS MAY INCREASE OR DECREASE IN VALUE.

THE INTEREST RATE IS GUARANTEED WITH RESPECT TO THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION.

THE FIXED MATURITY OPTIONS UNDER THIS CERTIFICATE CONTAINS A MARKET VALUE ADJUSTMENT ("MVA") FORMULA WHICH MAY RESULT IN A POSITIVE OR NEGATIVE ADJUSTMENT IN YOUR BENEFIT. AN MVA WILL NOT APPLY (1) UPON TRANSFER TO A NEW FIXED MATURITY OPTION ( OR WITHIN 30 DAYS THEREAFTER), OR (2) UPON WITHDRAWAL OF THE AMOUNT ALLOCATED TO A FIXED MATURITY OPTION ON THE EXPIRATION DATE OF SUCH FIXED MATURITY OPTION (WITHDRAWAL CHARGES MAY ALSO APPLY).


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This Certificate provides for a Variable Annuity Payout Benefit Option. If elected, this Benefit will fluctuate with the Investment results of the Investment Options selected under the Benefit. It will increase when the average annual rate of net investment return is more than 5% and decrease if it is less than 5%. The combined maximum annual separate account charges applicable to the Variable Annuity Payout Benefit will be [1.55%]; therefore, the smallest annual rate of investment return, required to ensure that the dollar amount of Variable Annuity Payouts illustrated in the Certificate will not decrease is [6.55%].

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                                TABLE OF CONTENTS

                                                                                                                       PAGE
PART I                                     DEFINITIONS                                                                   4

PART II                           -        INVESTMENT OPTIONS                                                            9
                                           SECTION 2.01 TYPES OF INVESTMENT OPTIONS
                                           SECTION 2.02 AVAILABILITY OF INVESTMENT OPTIONS
                                           SECTION 2.03 GUARANTEED INTEREST OPTION-CONDITIONS
                                           SECTION 2.04 SEPARATE ACCOUNT
                                           SECTION 2.05 VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT
                                           VALUES
                                           SECTION 2.06 CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS
                                           SECTION 2.07 FIXED MATURITY OPTION (FMO)


PART III                          -        CONTRIBUTIONS AND ALLOCATIONS                                                15
                                           SECTION 3.01 CONTRIBUTIONS
                                           SECTION 3.02 ALLOCATIONS

PART IV                           -        TRANSFERS AMONG INVESTMENT OPTIONS                                           16
                                           SECTION 4.01 TRANSFER REQUESTS
                                           SECTION 4.02 TRANSFER RULES

PART V                            -        WITHDRAWALS, DISTRIBUTIONS, DEATH BENEFITS AND TERMINATION                   18
                                           SECTION 5.01 RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND ANNUITY
                                           BENEFITS
                                           SECTION 5.01A  WITHDRAWALS
                                           SECTION 5.01B  DIRECT ROLLOVER OPTION
                                           SECTION 5.01C  REQUIRED MINIMUM DISTRIBUTIONS
                                           SECTION 5.02   DEATH BENEFIT
                                           SECTION 5.02   A BENEFICIARY CONTINUATION OPTION
                                           SECTION 5.03   BENEFICIARY
                                           SECTION 5.04   DISCONTINUANCE OF CONTRIBUTIONS

PART VI                                    PLAN LOANS                                                                   26
                                           SECTION 6.01 LOANS

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                          TABLE OF CONTENTS (CONTINUED)

PART VII                                   ANNUITY BENEFITS                                                             29
                                           SECTION 7.01A FORMS OF DISTRIBUTION
                                           SECTION 7.01B ELECTION/REPORT FOR ANNUITY BENEFIT
                                           SECTION 7.02   ANNUITY BENEFIT FORMS
                                           SECTION 7.03   AMOUNT OF ANNUITY BENEFITS
                                           SECTION 7.04   ANNUITY BENEFIT
                                           SECTION 7.05   COMMENCEMENT OF ANNUITY BENEFITS
                                           SECTION 7.06   CONDITIONS
                                           SECTION 7.07   CHANGES


PART VIII                         -        ALLOCATED ACCOUNTS; FORFEITURE ACCOUNT                                       33
                                           SECTION 8.01 PARTICIPANT ACCOUNTS
                                           SECTION 8.02 FORFEITURES/FORFEITURE ACCOUNT

PART IX                           -        CHARGES                                                                      34
                                           SECTION 9.01 WITHDRAWAL CHARGES
                                           SECTION 9.02 THIRD PARTY TRANSFERS
                                           SECTION 9.03 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY
                                           ACCOUNT VALUE
                                           SECTION 9.04 TRANSFER AND LOAN CHARGES
                                           SECTION 9.05 VARIABLE SEPARATE ACCOUNT CHARGE
                                           SECTION 9.06 PLAN RECORDKEEPING SERVICE CHARGES
                                           SECTION 9.07 ONGOING OPERATIONS CHARGE
                                           SECTION 9.08 APPLICABLE TAX CHARGES
                                           SECTION 9.09 CHANGES

PART X                            -        GENERAL PROVISIONS                                                           37
                                           SECTION 10.01 CERTIFICATE
                                           SECTION 10.02 STATUTORY COMPLIANCE
                                           SECTION 10.03 DEFERMENT
                                           SECTION 10.04 ASSIGNMENTS, TRANSFERABILITY
                                           SECTION 10.05 EMPLOYER'S RESPONSIBILITY
                                           SECTION 10.06 PLAN STATUS
                                           SECTION 10.07 MANNER OF PAYMENT
                                           SECTION 10.08 REPORTS AND NOTICES

----------------------------
                                           TABLE OF GUARANTEED ANNUITY PAYMENTS                                         40



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                              PART I - DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for your benefit in the Investment Options, including any amount in the Loan Reserve Account. .

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us pursuant to Section VII of this Certificate.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments to you commence as reported to us by the Employer.

SECTION 1.06-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payout.

SECTION 1.07-APPLICATION

 "Application" means the Application for the Contract or participation in the Contract signed by the Employer and accepted by us.

SECTION 1.08-BENEFICIARY

"Beneficiary" means the person designated by you under the Plan to receive the death benefit.

SECTION 1.09-BUSINESS DAY

"Business Day" means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 p.m. Eastern Time or such other time as we state in writing to you.

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SECTION 1.10-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for you, less any charge that applies as described in Part IX, "Charges". The Cash Value at any time will be reduced by any outstanding loan plus accrued interest and the amount of any forfeiture as described in Section 8.02
"Forfeitures/Forfeiture Account".

SECTION 1.11-CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.12-CONTRACT

"Contract" means the Group Annuity Contract and Application between the Contract Holder, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.13-CONTRACT DATE

"Contract Date" means the date following our acceptance of an Application on which the first Participant is enrolled under the Contract, with respect to a Plan.

SECTION 1.14-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve month period starting on
(i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.15-CONTRIBUTION

"Contribution" means a payment remitted to us under Section 3.01
"Contributions".

SECTION 1.16-EMPLOYER

"Employer" means the entity identified as such on the front page of this Certificate.

SECTION 1.17 EXPIRATION DATE

"Expiration Date" means the date that a Fixed Maturity Option matures.


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SECTION 1.18-FIXED MATURITY AMOUNT

"Fixed Maturity Amount" (FMA) means the amount held with respect to a given Fixed Maturity Option. The Fixed Maturity Amount reflects Contributions and transfers made to a Fixed Maturity Option, plus interest at the Fixed Maturity Option Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from a Fixed Maturity Option.

SECTION 1.19-FIXED MATURITY OPTION

"Fixed Maturity Option" (FMO) means the Investment Option that specifies a period of time during which an interest rate is guaranteed to remain the same for amounts allocated to and held for such period until its expiration.

SECTION 1.20-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" (GIO) means the Investment Option that pays interest at guaranteed rates set by us from time to time.

SECTION 1.21-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.22-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option, Fixed Maturity Option, or Guaranteed Interest Option.

SECTION 1.23-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under the Contract and for whom we maintain an Annuity Account Value.

SECTION 1.24-PARTICIPATION DATE

"Participation Date" means the earliest of (a) the Business Day on which you have been enrolled under the Employer's Contract, (b) the Business Day on which you were enrolled under the Prior Contract, if applicable, and (c) the Business Day on which the first Contribution for you is received at the Processing Office. Your Participation Date is specified on the first page of this Certificate.

SECTION 1.25-PARTICIPATION YEAR

"Participation Year" means, with respect to you, the twelve month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.


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SECTION 1.26-PLAN

"Plan" means the plan, arrangement or program maintained or adopted by the Employer for which this Certificate is issued. We are not a party to the Plan.

SECTION 1.27-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.28-PRIOR CONTRACT

"Prior Contract" means a Contract issued by us and from which the Employer and we have agreed to transfer certain liabilities associated with the Plan under such prior Contract, if applicable, to the Contract.

SECTION 1.29-PROCESSING OFFICE

"Processing Office" means our administrative office or such other location as we may designate upon written notice to the Employer. We may establish more than one Processing Office. For example, the Employer may be asked to send Contributions to one location and other transaction requests to a different location. Contributions and other transaction requests are only considered received by us when they arrive at the appropriate Processing Office in a form we accept.

SECTION 1.30-PROCESSING DATE

"Processing Date" means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.31-RATE TO MATURITY

"Rate to Maturity" means a specified interest rate that we credit to amounts allocated to a Fixed Maturity Option. Different Fixed Maturity Options have different Rates to Maturity. Also, Contributions and transfers made at different times to the same Fixed Maturity Option may have different Rates to Maturity.

SECTION 1.32-SEPARATE ACCOUNT

"Separate Account" means our Separate Account [48] and our Variable Separate Account(s).

SECTION 1.33-SOURCES OF CONTRIBUTIONS

"Sources of Contributions" means any of the following that may apply:

     (a) [Employer Contributions: Contributions made by the Employer under the Plan, other than those described in the items below.

     (b)  Employer  Matching  Contributions:   Employer  Contributions  matching
          Salary Reduction Contributions under the terms of the Plan.

     (c)  Qualified   Non-Elective   and   Qualified   Matching   Contributions:
          Contributions made by the Employer to meet the requirements of the nondiscrimination tests set forth in the Code.

     (d)  Salary  Reduction  Contributions  (Elective  Deferral  Contributions):
          Contributions  under a


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          salary  reduction  agreement  that an  employee  enters  into with the
          Employer under the Plan.

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     (e)  Rollover    Contributions:    Contributions   of   eligible   rollover
          distributions directly or indirectly from another 403(b) arrangement.

     (f) After Tax Contributions: Amounts reported by the Employer as having after-tax consequences under the Code.

     (g) Direct Transfer Contributions: Amounts directly transferred from one 403(b) arrangement to another pursuant to Revenue Ruling 90-24].

SECTION 1.34-TRANSACTION DATE

"Transaction Date" means the Business Day we receive a Contribution or a processing request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.35-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a sub-account of a Variable Separate Account, or a Variable Separate Account that has not been divided into sub-accounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.36 VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s) refer to our Separate Account [A] and any Separate Accounts added to the Contract as described in Part II. Variable Separate Accounts may be divided into subaccounts.




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                          PART II - INVESTMENT OPTIONS

SECTION 2.01-TYPES OF INVESTMENT OPTIONS

The Investment Options are specified in the Data Pages for purposes of the transfer rules described in Section 4.02 "Transfer Rules".

SECTION 2.02-AVAILABILITY OF INVESTMENT OPTIONS

The availability of Investment Options may be subject to the terms of the Employer's Plan, as reported to us by the Employer.

We reserve the right to change, limit or amend the number of Investment Options that the Employer may elect.

SECTION 2.03-GUARANTEED INTEREST OPTION-CONDITIONS

(a) GUARANTEED INTEREST OPTION

     Any amount held in the Guaranteed Interest Option ("GIO") becomes part of our general assets, which support the guarantees of the Contract as well as other policies and contracts that we offer.

     The amount in such GIO at any time with respect to the Contract is equal to the sum of:

     o    all amounts that have been allocated or transferred to such GIO, plus

     o    the amount of any interest credited, less

     o    all  amounts  that  have  been   withdrawn   (including   charges)  or
          transferred from such Option.

     We will credit the amount held in the GIO with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the GIO. The Data pages will describe the initial Guaranteed Interest Rate(s) to apply for a stated period or periods starting with the Participation Date.

     For each Participant, we guarantee that any rate so determined will never be less than [1.5/3%].

(b) CONDITIONS

     The Employer agrees:

     (i) With respect to the investment option of the Plan that is funded under the GIO and to the extent that the Plan provides for allocations to, and transfers to and from, such options are to be made solely at the discretion of the Participants covered by the Plan. Such allocations and transfers will be made without any direction from the Employer. We are to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.


     (ii) The Employer is to provide us with any amendment to the Plan or its investment policy, any communication to the Participants covered by the Plan concerning the GIO or the investment option of the Plan to which it relates, or any change in the


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               manner in which the Plan is administered. Any such document is to be provided to us at least 60 days before its effective date. We may also request, and the Employer will thereupon provide, any other information that we reasonably determine would bear upon the flow of funds to and from the GIO.

     If the conditions stated in (i) and (ii) above are not complied with or, if the Employer fails to remit Contributions in accordance with Part III on "Contributions and Allocations" or if we determine and so notify the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the GIO, then Equitable will have the right to:

     (1.) decline further requests for transfers to or from the GIO; and/or

     (2.) deem that a  discontinuance  of  contributions  has occurred under the
          Contract and that requests for withdrawal of all amounts held under the Contract have been made in accordance with Section 5.04, "Discontinuance of Contributions Under this Certificate".

(c) WITHDRAWAL AND TRANSFER RULES

The cumulative total that may be withdrawn or transferred from the GIO, hereinafter referred to as the "GIO Cumulative Total" is reflected in the Data Pages.

Transfers (as described in Part IV) and Withdrawals (other than those described in Section 9.01) in the aggregate from the GIO may not exceed the GIO Cumulative Total in a Participation Year, as determined by the greatest of the following:

     (a) a percentage of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year or,

     (b) the total of all amounts transferred at your request from the Guaranteed Interest Option to a Variable Investment Option or FMO in the prior Participation Year and the total of all amounts withdrawn at your request from the Guaranteed Interest Option (other than those described in Section 9.01) in the prior Participation Year; or

     (c) a percentage of the total of all amounts transferred into or allocated to the Guaranteed Interest Option during that Participation Year.

The percentage referred to in subsection (a) and (c) above is stated in the Data Pages.

SECTION 2.04-SEPARATE ACCOUNT

For purposes of this Section 2.04, "Separate Account" includes our Separate Account No. [48].

We have established the Separate Account(s) and maintain such Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a

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Separate  Account in excess of the reserves and other Contract  liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. In making its investments, we may rely conclusively on the opinion of counsel (including counsel in its employ).


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SECTION 2.05-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Variable Investment Option at any time is equal to the number of Accumulation Units in that Option multiplied by the Accumulation Unit Value that applies at that time. If Variable Investment Options apply as described in
Section 2.04, "Separate Account", then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option . Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us by the Portfolio plus the applicable dividend and capital gain rates on ex-dividend date);

(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.


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SECTION 2.06-CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS

In addition to the right reserved pursuant to Section 2.02 "Availability of Investment Options", we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

     (a)  to  add  Variable   Investment  Options  to,  or  to  remove  Variable
          Investment Options from, the Variable Separate Account(s), or to add other Separate Accounts;

     (b) to combine any two or more Variable Investment Options or sub-funds thereof;

     (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from Variable Investment Option to another Variable Investment Option;

     (d) to operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account.

     (e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

     (f) to deregister the Variable Separate Account under the Investment Company Act of 1940;

     (g) to restrict or eliminate any voting rights as to the Variable Separate Account;

     (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

     (i)  to close an Investment Option to transfers and contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

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SECTION 2.07-FIXED MATURITY OPTION (FMO)

Amounts allocated to the FMO are held in our  Separate Account No. [48].

The FMO is subject to a Market Value Adjustment ("MVA") formula that may result in adjustments, positive or negative, in benefits. An MVA will not apply upon transfer to a new FMO or to another Investment Option on the Expiration Date of the FMO from which your Annuity Account Value is to be transferred. The amount in an FMO before application of a MVA is called the Fixed Maturity Amount.

1. FIXED MATURITY OPTIONS

     We will specify one or more FMOs. For each such FMO, we guarantee to credit an interest rate (called the FMO Rate to Maturity). Interest will be credited daily to amounts in the FMO. The duration of each FMO offered under the Contract and the FMO Rate to Maturity that applies to each FMO will be furnished by us upon request. One or more FMO(s) may be elected according to our rules in effect.

     Transfers to an FMO as described in Part III "Contributions and Allocations" will be allocated to the FMO(s) selected. Transfers into the FMO will receive the FMO Rate to Maturity applicable to the elected FMO as of the Business Day we receive a transfer request at our Processing Office.

     The last day of an FMO is the Expiration Date. We will send notice to you at least 15 days but not more than 45 days before the Expiration Date of each FMO. One of the following three options may be elected at the Expiration Date, none of which will result in a MVA:

     (a)  transfer a FMO into another FMO of any duration that we then offer;
     (b)  transfer a FMO to another Investment Option;
     (c)  make a withdrawal from the Fixed Maturity Amount

     If no election is made with respect to amounts in an FMO as of the Expiration Date, such amounts will be transferred into an FMO with the earliest Expiration Date that occurs after the then current calendar year. If we are not offering new FMOs then such amounts will be transferred into the Money Market Fund. During the 30 days following the Expiration Date, the full Fixed Maturity Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new FMO or a Variable Investment Option. In no event may you elect a FMO that extends beyond the Annuity Commencement Date.

     We have the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account 48, (b) divide Separate Account 48 into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account 48 with any other Separate Account that is used for the same purpose as Separate 48.

2. TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

     If a request is made, other than as described in item 1 above, for a transfer to an Investment Option as described in Section 4.01 "Transfer Requests" or a withdrawal as described in Section 5.01A "Withdrawals" or any transaction described in Section 5.03 "Discontinuance of Contributions Under The Contract", any such transfer or withdrawal from an FMO, will be subject to a market value adjustment described below. For this purpose, the Annuity Account Value in the Fixed Maturity Option will be after the market value adjustment. The market



2003NJ403(b)
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


     value adjustment will be in addition to any charges that apply as described in Section 9.01 "Withdrawal Charges".



2003NJ403(b)
16

     In addition, amounts applied from an FMO to provide a death benefit as described in Section 5.02 "Death Benefit", an annuity as described in Part VII "Annuity Benefits" or any other annuity form offered by us will be subject to an MVA. The death benefit will be the larger of (a) the Annuity Account Value in Separate Account No. [48] and (b) the Fixed Maturity Amount. That is, a negative MVA will not apply.

     No transfers are permitted to an FMO from any Investment Option after the initial Contribution or transfer into such FMO.

     The minimum amount that may be transferred from an FMO after the initial allocation is [$300] or the Fixed Maturity Amount, if less.

3. MARKET VALUE ADJUSTMENT

The market value adjustment applicable upon withdrawal of the Fixed Maturity Amount from an FMO that applies to you is determined as follows:

     (a) We determine the Fixed Maturity Amount that will be payable on the Expiration Date, using the Guaranteed Rate for such FMO.

     (b) We determine the period remaining in the FMO (based on the Business Day we receive your transaction request at our Processing Office or effective date for such determination) and converts it to fractional years based on a 365 day year. For example, three years and 12 days becomes 3.0329.

     (c)  We  determine  the  current   Guaranteed  Rate  that  applies  to  new
          Contributions, for the same class of Certificates as the Participants', under a FMO with the same Expiration Date as the Participant's FMO plus a current rate percentage determined by us up to a maximum of 0.50%.

     (d) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in item (b) and the rate determined in item (c).

     (e) We subtract the current Fixed Maturity Amount from the result in (d). The result is the Market Value Adjustment, which may be positive or negative, applicable to such FMO.

     The market value adjustment (positive or negative) resulting from a withdrawal or transfer of a portion of the Fixed Maturity Amount in a Fixed Maturity Option will be a percentage of the market value adjustment that would be applicable upon a withdrawal of the entire Fixed Maturity Amount from a Fixed Maturity Option. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the Fixed Maturity Option by
     (ii) the Fixed Maturity Amount in such Fixed Maturity Option prior to the withdrawal or transfer.

     The market value adjustment will be in addition to any charges which otherwise apply as described in Part IX.

     If we are not offering an FMO to which the current "Guaranteed Rate" would apply, we will use the rate at the closest Expiration Date. If we are no longer offering new FMOs, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the FMO on the date the Contribution was made to such FMO and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.


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




     We will report the values of the FMO in the reports sent out as described in Section 10.08 "Reports and Notices". Such report will include the Fixed Maturity Amount, MVA and Annuity Account Value in the FMO.

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





                    PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01-CONTRIBUTIONS

The Employer will remit all Contributions with respect to the Plan, unless we agree otherwise in writing or unless such remittance is to cease pursuant to the terms of the Contract.

Equitable reserves the right to limit Contributions to the Guaranteed Interest Option to a percentage of each Contribution we accept as indicated in the Data Pages.

The Employer must tell us the Source of each Contribution. If the Employer fails to do so, we reserve the right to hold the unidentified funds in a suspense account pending Employer instructions.

If the Plan contains a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer must identify which Contributions, if any, are subject to the vesting schedule, unless otherwise agreed upon between us and the Employer. The Employer must report any forfeiture to us as described in Section 8.02 on "Forfeitures/Forfeiture Account".

The Employer or you may, with our agreement, transfer to the Contract any amount held under a contract or account that meets the requirements of Section 403(b) of the Code ("Transferred Funds"). If a Contribution includes Transferred Funds, the Employer or you must tell us the portion, if any, of the Transferred Funds that are (a) exempt from the payment restrictions described in Section 5.01 "Restrictions on Withdrawals, Distributions, and Annuity Benefits"; (b) subject to forfeiture under the Plan and (c) eligible for delayed distribution under
Section 5.01C "Required Minimum Distributions". If the Employer or you do not tell us, then we will treat all such amounts as nonforfeitable and subject to applicable distribution and/or tax restrictions. Any Transferred Funds from a contract not issued by Equitable will be reduced by the amount of any applicable tax charge as determined by us. See Section 9.08 "Applicable Tax Charges".

Contributions to the Contract for you are limited to the Sources of Contributions defined in Section 1.33 of this Certificate. These Contributions are limited to the amounts specified in Sections 403(b), 402(g) and 415(c) of the Code. Salary Reduction Contributions cannot exceed the elective deferral limitation under Section 402(g) of the Code. If Salary Reduction Contributions exceed the limit specified in Section 402(g) of the Code, the excess amount must be distributed no later than April 15 of the following calendar year, as described in Treasury Regulation Section 1.402(g)1(c).

If we are notified that any Contributions would cause this Certificate not to qualify under Section 403(b) of the Code, Equitable reserves the right to either
(i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract for the exclusive benefit of you and your Beneficiaries.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with Section
9.08 on "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by you or the Employer.


2003NJ403(b)
19

     PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

You may, unless otherwise instructed by the Employer, upon written request transfer a minimum amount as stated in the Data pages, pursuant to the terms of the Plan, all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests must be in writing, in a form we accept, and delivered by U.S. mail to our Processing Office unless we agree to receive transfer requests in another manner. The request will specify the Source(s) of Contributions, if applicable, as described in Section 1.33 on "Sources of Contributions" to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in Section 4.02 "Transfer Rules" and to our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

The Employer and us may agree to permit transfers to other funding vehicles outside of the Contract. The Employer may thereupon request us to withdraw amounts from the Annuity Account Value to enable you to make such transfers. Such transfers are subject to our consent and will not be treated as a withdrawal.

SECTION 4.02-TRANSFER RULES

The maximum amount that you may transfer from the Guaranteed Interest Option to a Variable Investment Option or to a FMO in any Participation Year is subject to
Section 2.03 (c).

Transfers and Withdrawals (other than those described in Section 9.01) in the aggregate from the GIO may not exceed the GIO Cumulative Total in a Participation Year, as described in Section 2.03 (c).

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer for you ) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the Transfer Period in which such allocation occurred will be an amount equal to the percentage stated in the Data Pages, but applied to the amount initially allocated to the Guaranteed Interest Option on your behalf.

We reserve the right to:
(a) not permit transfers into the Guaranteed Interest Option in the first Participation Year,

(b) thereafter, not permit transfers to the Guaranteed Interest Option if the requested transfer would result in a total amount in the Guaranteed Interest Option that is more than a percentage of the amount in the Annuity Account Value as of the preceding Business Day.

The percentage referred to in subsection (b) above is stated in the Data Pages.

We also reserve the right to:

(a) defer transfers for up to six months, as described in Section 10.03 "Deferment";
(b)  revise our transfer rules;
(c) charge for any transfer after the first four such transfers are made on your behalf in any Participation Year.

Any action taken pursuant to subsection (b) or (c) above will be made by us upon advance notice to the Employer.

2003NJ403(b)
20

The transfer rules described in this Section will apply separately with respect to each Participant. That is, the maximum percentage that may be transferred from the Guaranteed Interest Option applies to the amount held in such Guaranteed Interest Option with respect to you.

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of an Investment Option or have a detrimental effect on the unit value of any Investment Option.

We reserve the right to:

     (1) limit transfers among or to the Investment Options to no more than once every 30 days;
     (2) require a minimum time period between each transfer into or out of one or more specified Investment Options;
     (3) reject transfer requests from a person acting on behalf of multiple certificate owners pursuant to a trading authorization agreement that we have accepted; and
     (4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an Investment Option or may have a detrimental effect on the unit value of any Investment Option or determine that you have engaged in any such strategy.


2003NJ403(b)
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





     PART V - WITHDRAWALS, DISTRIBUTIONS, DEATH BENEFITS, AND DISCONTINUANCE

SECTION 5.01-RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND ANNUITY BENEFITS:

Payments of Cash Value pursuant to Section 5.01A "Withdrawals", or Section 5.04 "Discontinuance of Contributions ", as well as Part VII "Annuity Benefits" are subject to the "Restrictions on Distributions under the Code" described in this Section. Any distributions or payments under the Contract are also subject to any restrictions of the Employer's Plan.

     (a)  Salary Reduction Contributions (Section 403(b)(11) of the Code).

          Amounts attributable to Salary Reduction Contributions made after December 31, 1988 and any earnings credited after December 31, 1988 on Salary Reduction Contributions whenever made, less any "grandfather amounts" described in the next sentence, are collectively "Restricted Amounts". A "grandfather amount" is your 403(b) arrangement account balance as of December 31, 1988 invested in an annuity contract described in Section 403(b)(1) of the Code, less any such amount of account balance which was invested at any time under a custodial account described in Section 403(b)(7) of the Code, plus any other amount not restricted under Section 403(b)(11) of the Code.

     (b) Contributions sourced from Custodial Accounts under Section 403(b)(7) of the Code.

          All amounts attributable to Contributions directly transferred from a custodial account under Section 403(b)(7) of the Code (including Contributions directly transferred from a Section 403(b)(7) custodial account into any other Section 403(b)(1) annuity contract which are subsequently directly transferred) are "Restricted Amounts".

     (c)  Restrictions on Distributions under the Code.

          Distributions of Restricted Amounts described above in sub-sections 5.01(a) and 5.01(b) may not be made before you attain age 59 1/2, has a severance from employment with the Employer, die, or become disabled (within the meaning of Section 72(m)(7) of the Code).

          Distributions of the amount of Salary Reduction Contributions made after December 31, 1988 may also be made in the case of financial hardship (within the meaning of Sections 403(b)(7) and 403(b)(11) of the Code) and applicable Treasury Regulations. Any earnings credited after December 31, 1988 attributable to Salary Reduction Contributions made before or after December 31, 1988 are not eligible for hardship distributions. If a request for payment of Restricted Amounts, on the grounds of disability or hardship is made, we must be furnished with proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

     (d)  Other Restrictions on Distributions

          We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account, to another 403(b) arrangement while you have an outstanding loan as described in Part VI "Plan Loans". .

Unless the Employer provides documentation that amounts directly transferred from other 403(b) arrangements are not subject to the distribution restrictions described in paragraph (c) above, we will treat such directly transferred Contributions as Restricted Amounts.



2003NJ403(b)
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



SECTION 5.01A-WITHDRAWALS

All withdrawal requests will require the Employer's written authorization in a form acceptable to us, unless otherwise instructed by the Employer, specifying the portion of your Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in Section 5.01.

Following receipt of your written notice, we will pay to you or if requested, transfer to another contract or custodial account that meets the requirements of
Section 403(b)(1), or Section 403(b)(7) of the Code, directly rollover to another qualified plan or arrangement as permitted by any of the following sections of the Code: (402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
408(d)(3) and 457(e)(16) the lesser of the Cash Value, less any funds restricted in accordance with Section 5.01, and the amount requested. This amount paid, transferred or directly rolled over plus any applicable withdrawal charge in accordance with Section 9.01 "Withdrawal Charges" will be withdrawn from the Investment Options. Unless instructed otherwise, the amount withdrawn (including any applicable Withdrawal Charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

We may decline to accept a request for a withdrawal of less than [$300], or where the withdrawal would violate the provisions of this section. If a withdrawal made under this section would result in an Annuity Account Value of less than [$500], we will inform you and reserve the right to terminate participation under the Contract in accordance with Section 5.04.

Prior to making any payment, we may request from the Employer such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal by you is necessary and proper under the terms of the Plan and is not being made in order to avoid the effect of Section 5.04 "Discontinuance of Contributions". If we determine that the pattern of certain withdrawals previously made has the effect of a full or partial termination or Discontinuance of Contributions, then we have the right to deem that a discontinuance of Contributions has occurred and apply the terms of Section 5.04 "Discontinuance of Contributions".

We will pay any amount payable under this subsection as the Employer directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

If the Contract is terminated or Contributions are discontinued and you elect to maintain the Certificate, we may rely solely on the instructions provided by you.

SECTION 5.01B-DIRECT ROLLOVER OPTION

Unless otherwise instructed by the Employer, any request for a direct rollover from you must be made through the Employer.

You or the Beneficiary (or a Beneficiary who is your surviving spouse as described in Section 5.03 "Beneficiary") may elect to have all or any portion of the Cash Value (or the Death Benefit) paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b) and 402(c) of the Code.

In order to elect this option all of the following requirements must be met:

(a) The direct  rollover is  permitted by any of the  following  sections of the
Code:  (402(c),  402(e)(6),  403(a)(4),  403(b)(8),  403(b)(10),  408(d)(3)  and
457(e)(16).

2003NJ403(b)
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


(b) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for your spousal Beneficiary).

(c) Effective January 1, 2002, the distribution may include after-tax contributions if the direct rollover is made to a funding vehicle under a specified eligible retirement plan which agrees to separately account for the funds rolled over, or to a traditional individual retirement arrangement, as indicated by you.

(d) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. We reserve the right to determine the amount of the required minimum distribution. If you have elected a payment option that is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option does not apply to those amounts.

(e) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

SECTION 5.01C-REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding anything in the Certificate to the contrary, this Certificate is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available under this Certificate conflict with the Code, the Code requirements prevail.

Section 5.01C. A describes the Required Minimum Distribution payments to be made during your lifetime. Section 5.01C. B. describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest in this Certificate is distributed to you.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Certificate, all as subject to these rules.

If you choose annual withdrawals, the annual Required Minimum Distribution payments calculated for this Certificate may be made from this Certificate or from another 403(b) arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Certificate, we will assume that you are taking them from another 403(b) arrangement.

A. REQUIRED MINIMUM DISTRIBUTION RULES

1. PAYMENTS DURING YOUR LIFE

Except as otherwise noted in Section 5.01C your entire interest in this Certificate will be distributed, or begin to be distributed, no later than your Participant's Required Beginning Date. For purposes of this Section 5.01C your Required Beginning Date is April 1 of the calendar year following the later of :
(a) the calendar year you reach the age of 70 1/2 or (b) the calendar year you retire from employment with the Employer.

If this Certificate was purchased with a direct transfer of funds from another 403(b) arrangement and you inform us at purchase as provided in Section 3.01 of this fact and the amount, if any of the amounts transferred were accrued as of December 31, 1986, payments of the amount of your December 31, 1986 account balance transferred to this Certificate must begin by age 75.

The Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over your life, or the lives of you and the named beneficiary, or a period certain not extending beyond your life expectancy, or


2003NJ403(b)
24
the joint and last survivor expectancy of you and the named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules.



2003NJ403(b)
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





2. MANNER OF PAYMENT

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Certificate to an Annuity Benefit which satisfies Temporary Treasury Regulation Section 1.401(a)(9)-6T, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of ss.1.401(a)(9)-6T or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of your interest in this Certificate must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

(a) the quotient obtained by dividing your interest in the Certificate (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation
     Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of the birthday in the calendar year for which the distribution is required; or

(b) if your sole designated beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing your interest in the Certificate (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the respective attained ages of you and your spouse the respective birthdays of you and your spouse in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Contract on an irrevocable basis, your entire interest under the Certificate as of any valuation date includes the dollar amount credited under the Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Certificate.

B. REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER DEATH

(a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If you die on or after lifetime Required Minimum Distribution payments begin, the remaining portion of your interest will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under the Certificate.

(b) Death Before Lifetime Required Minimum Distribution Payments Begin. If you die before lifetime Required Minimum Distribution payments begin, your entire interest will be distributed at least as rapidly as follows:

          (1) If your benefiiary is an individual other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed,

2003NJ403(b)
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

               starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) below.

          (2) If your sole Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of the your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under the Certificate.

          (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph
               (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B reduced by 1 for each subsequent year.

(c) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in Subsection A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph
     (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

     To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of your interest in this Certificate after your death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of your death is the quotient obtained by dividing your interest in the Certificate (determined under

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     Treasury Regulations) by the remaining life expectancy of the applicable
     Beneficiary, determined as provided above. The rules applicable to the determination of your entire interest under the Certificate in Subsection A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Certificate on an irrevocable basis, your entire interest under the Certificate as of any valuation date includes the dollar amount credited under the Certificate plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Certificate.

SECTION 5.02-DEATH BENEFIT

Upon our receipt of due proof of your death, and any instructions and required forms to effect the payment, we will pay to the Beneficiary the amount of the death benefit. The death benefit is equal to the greater of (i) the Annuity Account Value less any outstanding loan and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, any applicable Withdrawal Charges, and less any outstanding loan balance. Any withdrawal will reduce the minimum death benefit (as adjusted by any previous withdrawal) by an amount that is in the same proportion to such minimum death benefit as the amount that was withdrawn is to the Annuity Account Value. The amount of any death benefit payable will be reduced by the amount of any forfeiture that applies as reported by the Employer as described in Section 8.02 "Forfeitures/Forfeiture Account".

We will pay the death benefit elected by the Beneficiary and reported by the Employer subject to the rules then in effect and the requirements of law:

(a)  to receive the death benefit in a single sum;

(b) to apply the death benefit to the purchase of an Annuity Benefit in a form then offered by us;

(c) to apply the death benefit to provide any other form of benefit then offered by us. .

SECTION 5.02A BENEFICIARY CONTINUATION OPTION

The Death Benefit under Section 5.02 of the Certificate ends upon the election of the Beneficiary Continuation Option.

Except as otherwise provided in this section, this section will apply only if you die before the Annuity Commencement Date, and the beneficiary named in
Section 5.03 of this Certificate is an individual.

If there is more than one beneficiary, and any beneficiary is not an individual, then this section does not apply to that beneficiary and the non-individual beneficiary's share of the Death Benefit described in Section 5.02 of this Certificate is payable to the non-individual beneficiary. If this section applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among your beneficiaries as you designate pursuant to Section
5.03 of this Certificate.

One or more individual beneficiaries may continue the Certificate. In order to continue the Certificate under the terms set forth under (a) through (h) below, we must receive that beneficiary's election within 9 months after your death and before the beneficiary's share of the Death Benefit is paid out in any manner inconsistent with that beneficiary's election to continue the Certificate.

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Each individual beneficiary electing to continue the Certificate will be a
"Continuation Beneficiary" described in item c. below with respect to that beneficiary's portion of the Annuity Account Value.

For any beneficiary who does not timely elect to be a Continuation Beneficiary, we will pay that beneficiary's share of the Death Benefit pursuant to Section
5.02 of the Certificate in a lump sum.

The terms of the Beneficiary Continuation Option are as follows:

          a. The Certificate cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

          b. As of the date we receive satisfactory proof of your death, along with all the written documentation necessary to make a claim under the Certificate, we will then compare the Annuity Account Value and the death benefit pursuant to sections 5.02 of this Certificate as of this date (the reset date). If the Annuity Account Value is less than the applicable death benefit, we will reset the Annuity Account Value to equal such death benefit.

          c. If there are multiple beneficiaries the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any beneficiary subsequently electing a Death Benefit will receive the applicable payment amount. The Death Benefit provision ends upon the election of the Beneficiary Continuation Option.

          d. The Continuation Beneficiary may transfer amounts among the Investment Options.

          e.   No additional Contributions may made to the Certificate.

          f. Distributions to the Continuation Beneficiary will be made in accordance with requirements for payments after your death in accordance with the required minimum distribution rules of the Code. If there is more than one Continuation Beneficiary, payments to each will be based on the individual life expectancy of each Continuation Beneficiary.

          g. The Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue the Certificate are not subject to a withdrawal charge.

          h. Upon the Continuation Beneficiary's death, we will make a lump sum payment of any remaining Annuity Account Value apportioned to that Continuation Beneficiary to the person designated by the deceased Continuation Beneficiary to receive any such payment, unless the person designated by the deceased Continuation Beneficiary elects to continue the payment method originally elected by the Continuation Beneficiary.

A trust with only individual beneficiaries may continue the Certificate after your death if:

          1.   the trust is the sole beneficiary;

          2.   all of the beneficiaries of the trust are individuals;

          3. the trust qualifies as a designated beneficiary for purposes of the required minimum distribution rules of the Code; and

          4. the trust provides the documentation that we require within the required time period.

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In the event that such a qualifying trust elects to continue the Certificate, the oldest trust beneficiary is the Continuation Beneficiary and the individual whose life expectancy is used to measure payments required after your death.

SECTION 5.03-BENEFICIARY

Subject to the provisions, if any, of the Plan, you may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before you. If you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor. You may change the Beneficiary from time to time during your lifetime and while coverage under this Certificate is in force. Any such change must be made in writing in a form acceptable to us. A change will take effect as of the date the written form is executed, whether or not you are living on the date of receipt at the Processing Office. We will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in Section 5.02 for which there is no named Beneficiary living at your death will be payable in a single sum to your spouse, if any, or if there is no spouse, then to your children who survive you, in equal shares, or, if there are no surviving children, then to your estate.

If you so elect in writing, any amount that would otherwise be payable to a Beneficiary in a single sum may be applied to provide an Annuity Benefit. Subject to our rules then in effect such election may be changed during your lifetime and while this Certificate is in force. Any such change must be made in writing in a form acceptable to us, and pursuant to the provisions, if any of the Plan. If at your death there is no election in effect, the Beneficiary may make such an election. In the absence of any election, we will pay the death benefit in a single sum.

SECTION 5.04-DISCONTINUANCE OF CONTRIBUTIONS UNDER THIS CERTIFICATE

Contributions under the Certificate will continue with respect to the Plan subject to an election made by either the Employer to discontinue Contributions or us not to accept Contributions. If the Contributions are discontinued, payments will be made in accordance with Section 5.01A.

If Contributions under the Contract are discontinued you may, subject to the approval of the Employer, directly transfer your vested Annuity Account Value to another contract or custodial arrangement that meets the requirements of Section 403(b)(1), Section 403(b)(7), or 501(c)(3) of the Code respectively. The amount transferred is a withdrawal from the Contract. You may also directly rollover amounts as described in Section 5.01B.

If the Employer terminates the Contract or discontinues Contributions, under the Contract you may elect to maintain the Certificate as a "frozen Certificate" which means that no additional Contributions can be made and we shall rely on your instructions without regard to the direction of the Employer. All other rights described in the Certificate will remain in effect. Amounts maintained in a "frozen Certificate" will continue to be subject to withdrawal charges, if applicable, based on the Employer's original Contract Date or your Participation Date.

If you have severed from employment, your participation under the Contract will terminate if,

(1) The Employer, subject to your approval, directs us to pay out your Cash Value under this Certificate; or
(2) You elect to continue the coverage by converting the Certificate into an Equitable individual 403(b) contract.


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                              PART VI - PLAN LOANS

SECTION 6.01-LOANS

Prior to your Annuity Commencement Date, you may make a request for a loan subject to the terms of the Plan and the Code by completing a Loan Request Form. If the Plan contains a vesting schedule for Employer Contributions, your loan request will require the Employer's approval.

A Plan loan will be available only from the vested portion of your Annuity Account Value as reported to us by the Employer.

We reserve the right not to permit a new loan if you have previously defaulted on a loan and have not repaid the outstanding amount due.

The Loan Request Form together with the loan confirmation notice will be the loan agreement and will contain all of the terms of the loan which apply, including the amount of the loan, interest rate and the payment due dates.

A loan is effective on the date we specify and after the Loan Request Form is approved by us.

You are permitted only [one] outstanding loan at a time.

A.   LOAN AMOUNT:

     The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$1,000].

     As a condition for making a loan, we will require you to state that the loan amount requested does not exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. If you are also a participant in other 403(b) plans or qualified plans, the maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under those plans, as required by Section 72(p) of the Code.

     The maximum loan amount you are permitted under the Code may not be more than the lesser of (A) or (B) below:

     (A) $50,000, less the highest outstanding balance of loans under any 403(b) plan or any other qualified plan that you have with the Employer during the one-year period ending on the day before the effective date of the loan, over the outstanding balance of loans under any 403(b) Plan or other qualified Employer Plan on the effective date of the loan.

     (B) the greater of (1) one half the present value of your nonforfeitable accrued benefit under all of the 403(b) plans or other qualified Employer plans or (2) $10,000.

B.   LOAN TERM:

     The loan term will be for a maximum of five years. If the Loan Request Form indicates that the purpose of the loan is to purchase a principal residence, the Loan Term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (1) the election and commencement of Annuity Benefits under Section 7.05 "Commencement of Annuity Benefits", (2) the date of termination pursuant to Section 5.04 "Discontinuance of Contributions" or, (3) the date we pay a death benefit pursuant to Section 5.02.

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C.   LOAN RESERVE ACCOUNT:

     On the date the loan is effective, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) [10%] of the loan amount, which will earn interest at the Guaranteed Interest Rate. You may not make any partial withdrawals or transfers among Variable Investment Options or to another 403(b) funding arrangement or qualified employer plan from the Loan Reserve Account until after repayment of the principal amount then due. You may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

     The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus [2%], or such other percentage we determine in accordance with our then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.

D.   LOAN INTEREST RATE:

     We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"), however, if a different rate is requested by the Employer, we will substitute the rate subject to any limitations imposed by law.. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

E.   REPAYMENTS:

     The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will first apply any payments to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option and may be withdrawn (if otherwise permitted), transferred to another Variable Investment Option, or applied to an annuity as described in Part VII "Annuity Benefits".

F.   DEFAULT:

     By each due date (or a specified date thereafter in accordance with our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the loan as being in default. We reserve the right, however, to change our procedures at any time (subject to the terms of the Code and applicable regulations). We also reserve the right to deduct any Withdrawal Charges that may apply and any required tax withholding.

     If the amount in the Loan Reserve Account is subject to the restrictions described in Section 5.01 "Restrictions on Withdrawals, Distributions and Annuity Benefits", on default we will designate in the Loan Reserve Account an amount equal to the total unpaid loan balance (interest and principal payments due) at the time of the default until such time the amount is not subject to the restrictions of Section 5.01. If the amount in the Loan Reserve Account is not subject to Section 5.01 "Restrictions on Withdrawals, Distributions and Annuity Benefits, we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that may apply at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date you attain age 59 1/2 or we are notified in writing that


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     another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes severance from employment, disability or death.)


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G.   CHANGES:

     We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law or applicable regulations that apply to the Contract.



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                            PART VII ANNUITY BENEFITS

SECTION 7.01A-FORMS OF DISTRIBUTION

The Employer may elect on your behalf or the you may elect, as applicable, (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value we offer, subject to the terms of the Plan.

SECTION 7.01B-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least [$5,000]. If the Annuity Benefit election is made by the Employer on your behalf then the Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under the Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form we prescribe and will include all pertinent facts and determinations we request. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.02-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form described below, unless another form is to apply pursuant to the terms of the Plan or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if you die before the 10 year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the Certain Period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code.

SECTION 7.03-AMOUNT OF ANNUITY BENEFITS

If you or the Employer elect to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under Section 9.08 "Applicable Tax Charges", that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any single consideration immediate annuity contract we offer at the time to the same class of Participants.


2003NJ403(b)
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SECTION 7.04-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect pursuant to the requirements, if any, of the Plan and the concurrence of the Employer, to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in Section 7.02 "Annuity Benefit Forms" is elected. In that event, all references in this Certificate to monthly payments will be deemed to mean payments at the frequency elected.

ANNUITY UNIT - is a unit used in determining amounts payable from an Investment Fund of a separate account under a Variable Annuity Benefit.

ANNUITY UNIT VALUE - The Annuity Unit Value for the Certificates is fixed at $1.00 on each Investment Fund's respective effective date for Certificates with "Assumed Base Rates of Net Investment Return" of 5% a year. For each Valuation Period (see Section 2.05) after that date, it is the Annuity Unit Value for the immediately preceding Valuation Period multiplied by the "Adjusted Net Investment Factor" under the Certificate. The Adjusted Net Investment Factor for a Valuation Period is the Net Investment Factor for such period reduced for each calendar day in such subsequent Valuation Period by the Net Investment Factor times .00013366 for the Assumed Base Rate of Net Investment Return is 5% a year.

AVERAGE ANNUITY UNIT VALUE - for a calendar month, it is equal to the average of the Annuity Unit Values for all Valuation Periods ending in such month.

FIXED ANNUITY BENEFIT - is an Annuity Benefit under which the monthly payments are payable in a specified dollar amount. The amount of each monthly payment provided under the terms of this Certificate is the amount provided pursuant to
Section 7.03.


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VARIABLE ANNUITY BENEFIT - is an Annuity Benefit under which the dollar amount of the monthly payments may increase or decrease depending on the investment experience of an Investment Fund of the Separate Account or other separate accounts that we offer. Variable Annuity Benefits may not be available in all annuity forms that we offer.

SECTION 7.05-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Annuity Commencement Date or age 70 1/2 we will notify you of the payout options available under the Contract.

If an Annuity Commencement Date elected is later than age 70 1/2, a required minimum distribution must be made to you as described in Section 5.01C unless the Employer informs us that a required minimum distribution is being satisfied through other 403(b) arrangements.

Before the Annuity Commencement Date, you may elect to change such date. The changed Annuity Commencement Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by you and will not take effect until received and accepted by us at our Processing Office.

No Annuity Commencement Date will, however, be later than the first day of the month which follows the date you attain the "maximum maturity age" or, if later, the tenth anniversary of the Participation Date. The current maximum maturity age is specified in the Data pages. We may change this age in conformance with applicable law.

SECTION 7.06-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data pages or (b) the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar Certificates. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of the Contract is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200]. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$5,000] or would result in an initial payment of less than [$20], we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.


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SECTION 7.07-CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or (B) Contributions made before such change which are applied to provide an Annuity Benefit.


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               PART VIII - ALLOCATED ACCOUNTS; FORFEITURE ACCOUNT

SECTION 8.01 PARTICIPANT ACCOUNTS

Under the Contract we will maintain Participant level accounts as described in
Section 3.02 "Allocations". The Employer will specify the Participant with respect to whom each Contribution is being remitted, the Source of Contribution and the allocation by Source of Contribution among the Investment Options. In addition, the Employer will specify the amount subject to forfeiture. The terms in Section 2.03 "Guaranteed Interest Option-Conditions", Section 2.05 "Variable Separate Account/Accumulation Units and Unit Values" and Section 2.07 "Fixed Maturity Option" will apply separately with respect to each Participant's Annuity Account Value. An Employer's request to withdraw the vested portion of the Annuity Account Value from a Participant's account is subject to our receipt of the Participant's written consent.

Subject to the terms of the Plan and the restrictions on distributions stated in
Section 5.01, we reserve the right to terminate your participation under the Contract by paying the Annuity Account Value to you. This right will be exercised only if (i) no initial Contributions have been received on your behalf within 120 days of the Participation Date under the Contract, (ii) there have been no on-going Contributions received on your behalf during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in your Annuity Account Value falling below [$500].

SECTION 8.02-FORFEITURES/FORFEITURE ACCOUNT

Amounts in the Contract that are attributable to the Sources of Contributions described in Section 1.34(b )-(f) are nonforfeitable. All or a portion of amounts attributable to Employer Contributions in Section 1.34(a) or Direct transfer Contributions in Section 1.34(g) may be subject to forfeiture under the Plan.

The Employer will inform us if your Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the terms of the Plan. We will then reduce the Annuity Account Value by the amount so reported.

The amount of such reduction will be withdrawn, without a Withdrawal Charge which might otherwise apply as described in Section 9.01 "Withdrawal Charges", and held in the forfeiture account. Alternatively and with our approval such amount may be withdrawn and paid directly to the Employer and Contractholder. Notwithstanding the preceding sentence, if the Employer makes a withdrawal to transfer funds to another provider, the withdrawal will be subject to a Withdrawal Charge, if applicable. We also reserve the right to impose a transfer charge for any such transfer.

The forfeiture account will be an unallocated account under the Contract and maintained in the GIO. Amounts in the forfeiture account will be reallocated on an annual basis to the remaining Participants as reported in writing to us by the Employer. We will reallocate these amounts in accordance to your investment allocations on record. Unless otherwise directed by the Employer, such reallocation will be made as soon as practicable after our receipt of directions from the Employer.


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                                PART IX - CHARGES

SECTION 9.01 WITHDRAWAL CHARGES

A payment made under Part V "Withdrawals, Distributions, Death Benefits and Discontinuance" may be subject to any applicable Withdrawal Charge specified in the Data pages.

The GIO Cumulative Total as described in Section 2.03 (c) does not apply to the following distributable events:

(1)  [the Participant severs from service;
(2)  the Participant reaches age 55 and retires;
(3)  The withdrawal is made to satisfy minimum distribution requirements.
(4) You elect a withdrawal that qualifies as a hardship withdrawal under the Code.
(5)  You die and a death benefit is payable to the Beneficiary.
(6)  The withdrawal is made to provide an annuity requested by the Employer.
(7) You have qualified to receive Social Security disability benefits as certified by the Social Security Administration or you are totally disabled. Total disability is your incapacity, resulting from injury or disease, to engage in any occupation for remuneration or profit. Such total disability must be certified as having been continuous for a period of at least six months prior to notice of claim and you must continue to be deemed totally disabled.

     Written notice of claim must be given to us during your lifetime and during the period of total disability prior to each withdrawal. Along with the Notice of Claim, you must submit acceptable proof of disability. Such proof of disability must be either (a) evidence of Social Security disability determination or (b) a statement from an independent U.S. licensed physician stating that you meet the definition of total disability as stated above. Such certification must be resubmitted every 12 months. Failure to furnish proof of disability within the required time will not reduce any claim if it was not reasonably possible to give proof within such time. Provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

(8) We receive proof satisfactory to us that your life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician).

(9) You are confined to a nursing home for more than 90 days (or such other period, as required in your state) as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all of the following:

     - its main function is to provide skilled, intermediate, or custodial nursing care;
     -    it provides continuous room and board to three or more persons;
     -    it is supervised by a registered nurse or licensed practical nurse;
     -    it keeps daily medical records of each patient;
     - it controls and records all medications dispensed; and its primary service is other than to provide housing for residents].

          The withdrawal charge will apply if the condition as described above in items 7 through 9 above existed at the time this Certificate was issued or if the condition began within the 12 month period following the issuance of this Certificate.

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SECTION 9.02 THIRD PARTY TRANSFERS

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. We reserve the right to change the amount of this charge up to a maximum of $65. Any such Third Party Transfer charge is subject to the limitations specified in section 2.03(c).

SECTION 9.03 CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

If you have elected any optional benefits that may be available a charge may be assessed.

SECTION 9.04-TRANSFER AND LOAN CHARGES

We reserve the right to impose a charge with respect to any of the following

     1.)  establishing and administration of a loan
     2.) any transfer among Variable Investment Options (after the number of such transfers indicated in Section 4.02 "Transfer Rules" )

You will be informed of this charge by the Employer.

SECTION 9.05-VARIABLE SEPARATE ACCOUNT CHARGE

Assets of the Variable Separate Account will be subject to a daily asset charge. The maximum annual charge will not exceed [2.00 %] of the assets of the Separate Accounts.

SECTION 9.06-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative the Employer may direct us to deduct such charge from your account. Such charges will be mutually agreed upon by us and the Employer.

SECTION 9.07-ONGOING OPERATIONS CHARGE

Subject to our approval, the Employer may request us to deduct amounts from the Annuity Account Value to pay Plan operating expenses to a party designated by the Employer in accordance with the terms of the Plan.

SECTION 9.08 APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state of domicile. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII Section 7.03 "Amount of Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions in Part III "Contributions, and Allocations" or withdrawals in Section 5.01A "Withdrawals" and Section 5.04 "Discontinuance of Contributions".


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SECTION 9.09-CHANGES

In addition to our right to reduce or waive Charges as described in this Part IX of the Certificate, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to (a) any maximum amount provided in this Part IX and (b) with respect to withdrawal charges, if applicable, and administrative or other charges deducted from the Annuity Account Value. The application of any increase will be made on a prospective basis.

We also reserve the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.




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                           PART X - GENERAL PROVISIONS

SECTION 10.01-CONTRACT

The Contract constitutes the entire contract between the parties and will govern with respect to our rights and obligations.

The Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and signed by our authorized officer. In addition to the rights of change reserved by us as provided in the Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

We are under no obligation under or by reason of issuance of the Contract either
(a) to determine whether any payment, distribution or transfer under the Contract complies with the provisions, terms and conditions of the Plan or with applicable law, or (b) to administer the Plan, including without limitation, any provisions required by the Retirement Equity Act of 1984.

Subject to our approval, the Employer may designate another person to exercise rights under the Contract.

SECTION 10.02-STATUTORY COMPLIANCE

We reserve the right to amend the Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service and Department of Labor regulations.

No amendment to the Contract may vest in any Employer any interest or control over any assets of the Plan invested in the Contract or cause any such assets to be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries.

The benefits and values available under the Contract will not be less than the minimum benefits required by any applicable Federal and/or state law.

SECTION 10.03-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while you are living.


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SECTION 10.04-ASSIGNMENTS , TRANSFERABILITY

Neither we nor the Employer may assign this Certificate without the other party's prior written consent, except that we may assign this Certificate to an affiliate under common control with us, provided that we remain liable for the failure of the assignee to perform all obligations under the Contract.

Subject to the requirements of applicable law, no amount payable to you or your Beneficiary under the Contract may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Employer, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination. Any interest under the terms of the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

Your entire interest under the Contract is non-forfeitable except as otherwise provided in Section 8.02 "Forfeitures/Forfeiture Account".

This Certificate is not transferable within the meaning of Section 401 (g) of the Code except by surrender to us.

It is impossible, prior to the satisfaction of all liabilities with respect to you and your Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries.

SECTION 10.05 EMPLOYER'S RESPONSIBILITY

The Employer will have responsibility for the administration of the Plan, Contributions, authorization of payments and other distributions hereunder. We will deal with the Employer in accordance with the terms and conditions of the Contract.

SECTION 10.06-PLAN STATUS

 All requests for third party transfers, ownership changes, elections, changes of Annuity Commencement Date, withdrawals, loans, surrenders, Participant terminations or death benefit payments may be made by you unless the Employer instructs otherwise.

The Employer will notify us in writing of any changes in the ERISA Plan status. We will effect such changes as soon as practicable.

SECTION 10.07-MANNER OF PAYMENT

We will pay all amounts payable under the Contract by check (in United States dollars) or, any other method agreed to by us and the Employer. All amounts payable by the Employer will be paid by check payable to Equitable (in United States dollars) or by any other method acceptable to us.

SECTION 10.08-REPORTS AND NOTICES

 At least once each year until the Annuity Commencement Date, we will furnish you with a report showing for each Investment Option the Annuity Account Value, the number of Accumulation Units for each Variable Investment Option and for the Fixed Maturity Option, the Fixed Maturity Amount and Annuity Account Value.

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The terms of the Contract which requires us to send a report or any written notice will be satisfied by our mailing of any such report or notice to the Employer or to your last known address as shown in our records.

Notifications of rules in effect and other matters of general applicability to this contract may be included in the contract prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or you.

All written notices sent to us will not be effective until received in good order during a Business Day at our Processing Office.


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                      TABLE OF GUARANTEED ANNUITY PAYMENTS

          Table of Rates Per Thousand on Life & Certain Annuities (Certain Period of 10 Years not to Exceed Life Expectancy)


     RETIREMENT AGE           UNISEX       Certain Period
          [65                  4.15              10
           66                  4.24              10
           67                  4.33              10
           68                  4.42              10
           69                  4.53              10
           70                  4.63              10
           71                  4.74              10
           72                  4.86              10
           73                  4.98              10
           74                  5.11              10
           75                  5.24              10
           76                  5.37              10
           77                  5.52              10
           78                  5.66              10
           79                  5.81              10
           80                  6.04               9
           81                  6.21               9
           82                  6.49               8
           83                  6.68               8
           84                  7.00               7
           85                  7.23               7
           86                  7.45               7
           87                  7.86               6
           88                  8.12               6
           89                  8.59               5
           90                  8.88               5
           91                  9.17               5
           92                  9.46               5
           93                 10.06               4
           94                 10.38               4
           95                 10.72              4]

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G", where the mortality improvements are adjusted to be not less than 1% for males and 1.25% for females and projected for (age minus 25) years.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.


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